Exhibit 10.3.6

INVESTMENT TECHNOLOGY GROUP, INC.

RESTRICTED SHARE AGREEMENT

THIS AGREEMENT, dated as of                 between Investment Technology Group, Inc. (the “Company”), a Delaware corporation, and                         (the “Employee”).

WHEREAS, the Employee has been granted the following award under the Company’s 1994 Stock Option and Long-Term Incentive Plan (the “Plan”);

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the parties hereto agree as follows.

1.             Award of Shares.  Pursuant to the provisions of the Plan, the terms of which are incorporated herein by reference, the Employee is hereby awarded          Restricted Shares (the “Award”), subject to the terms and conditions of the Plan and those herein set forth.  The Award is granted as of                (the “Date of Grant”).  Capitalized terms used herein and not defined shall have the meanings set forth in the Plan.  In the event of any conflict between this Agreement and the Plan, the Plan shall control.

2.             Terms and Conditions.  It is understood and agreed that the Award of Restricted Shares evidenced hereby is subject to the following terms and conditions:

(a)           Vesting of Award.  Except as otherwise provided herein, a percentage between 0% and 100% of the Award will vest on January 1, 2008 provided the Employee has remained continuously employed by the Company or any Subsidiary (as defined below) through such date, based on the amount of the Company’s “Cumulative Three Year Pre-Tax Operating Income” (as defined below) determined in accordance with the following schedule:

Vesting Thresholds - Cumulative Three Year Pre-Tax Operating Income	Percentage of Award that Vest

Less than $ million	0%
$ million	25%
$ million	50%
$ million	75%
$ million or more	100%

In the event the amount of Cumulative Three Year Pre-Tax Operating Income is between two of the thresholds set forth in the schedule above, the percentage of the Award that will vest and become exercisable will be determined by multiplying (A) 25% by (B) a fraction, the numerator of which is the excess of the actual Cumulative Three Year Pre-Tax Operating Income over the next lowest vesting threshold and the denominator of which is the excess of the next higher vesting threshold over the next lower vesting threshold  and adding the product to the percentage corresponding to the next lowest vesting threshold .

To the extent the Award does not vest and become exercisable on January 1, 2008, the Award will be forfeited.  Except as set forth below in this Section 2(a), in the event of termination of Employee’s employment with the Company or any Subsidiary for any reason prior to January 1, 2008, the Award shall be forfeited.  Notwithstanding any other provision of this Agreement to the contrary, in the event of a Change of Control (as defined in Section 2(f) below) prior to January 1, 2008, 100% of the Award will become vested at the time of such Change of Control. Unless otherwise provided by the Committee, all dividends and other amounts receivable in connection with any adjustments to the Common Stock under Section 5 of the Plan shall be subject to the vesting schedule in this Section 2(a).

For purposes hereof, (i) ”Cumulative Three Year Pre-Tax Operating Income” shall mean the Company’s “Pre-Tax Operating Income” for the period beginning January 1, 2005 through December 31, 2007, and (ii) “Pre-Tax Operating Income” means the consolidated pre-tax income of the Company and its subsidiaries, computed in accordance with generally accepted accounting principles, (A) prior to reduction for income taxes and (B) excluding one time gains, nonrecurring restructuring charges and non-cash charges (including impairment of good will).  The determination of “Cumulative Three Year Pre-Tax Operating Income” shall be made by the Committee in good faith, which determination shall be binding on the Employee.

(b)          Termination of Service; Forfeiture of Unvested Award.  In the event of Termination of Service of the Employee prior to the date the Award otherwise becomes vested, the Award shall immediately be forfeited by the Employee and become the property of the Company.

(c)           Certificates.  Any certificate or other evidence of ownership issued in respect of Restricted Shares awarded hereunder shall be deposited with the Company, or its designee, together with, if requested by the Company, a stock power executed in blank by the Employee, and shall bear a legend disclosing the restrictions on transferability imposed on such Restricted Shares by this Agreement (the “Restrictive Legend”).  Upon the vesting of Restricted Shares pursuant to Section 2(a) hereof and the satisfaction of any withholding tax liability pursuant to Section 5 hereof, the certificates evidencing such vested Common Stock, not bearing the Restrictive Legend, shall be delivered to the Employee or other evidence of vested Common Stock shall be provided to the Employee.

(d)          Rights of a Stockholder.  Prior to the time a Restricted Share is fully vested hereunder, the Employee shall have no right to transfer, pledge, hypothecate or otherwise encumber such Restricted Share.  During such period, the Employee shall have all other rights of a stockholder, including, but not limited to, the right to vote and to receive dividends (subject to Section 2(a) hereof) at the time paid on such Restricted Shares.

(e)           No Right to Continued Employment.  This Award shall not confer upon the Employee any right with respect to continuance of employment by the Company nor shall this Award interfere with the right of the Company to terminate the Employee’s employment at any time.

(f)           Definitions.

(i)            “Change of Control” means and shall be deemed to have occurred:

(A)         if any person (within the meaning of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the Company or a Related Party, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of Voting Securities representing 30% percent or more of the total voting power of all the then-outstanding Voting Securities; or

(B)          if the individuals who, as of the date hereof, constitute the Board of Directors of the Company, together with those who first become directors subsequent to such date and whose recommendation, election or nomination for election to the Board of Directors of the Company was approved by a vote of at least a majority of the directors then still in office who either were directors as of the date hereof or whose recommendation, election or nomination for election was previously so approved, cease for any reason to constitute a majority of the members of the Board of Directors of the Company; or

(C)          upon consummation of a merger, consolidation, recapitalization or reorganization of the Company, reverse split of any class of Voting Securities, or an acquisition of securities or assets by the Company other than (i) any such transaction in which the holders of outstanding Voting Securities immediately prior to the transaction receive (or retain), with respect to such Voting Securities, voting securities of the surviving or transferee entity representing more than 50 percent of the total voting power outstanding immediately after such transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction, or (ii) any such transaction which would result in a Related Party beneficially owning more than 50 percent of the voting securities of the surviving or transferee entity outstanding immediately after such transaction; or

(D)          upon consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets, other than any such transaction which would result in a Related Party owning or acquiring more than 50 percent of the assets owned by the Company immediately prior to the transaction; or

(E)          if the stockholders of the Company approve a plan of complete liquidation of the Company.

(ii)           “Related Party” means (a) a majority-owned subsidiary of the Company; (b) an employee or group of employees of the Company or any majority-owned subsidiary of the Company; (c) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any majority-owned subsidiary of the Company; or (d) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of Voting Securities.

(iii)          “Termination of Service” means the termination of the Employee’s employment with the Company and its subsidiaries.  An Employee employed by a subsidiary of the Company shall also be deemed to incur a Termination of Service if the subsidiary of the Company ceases to be such a subsidiary and the Employee does not immediately thereafter become an employee of the Company or another subsidiary of the Company.  Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its subsidiaries shall not be considered a Termination of Service.

(iv)         “Voting Securities or Security” means any securities of the Company which carry the right to vote generally in the election of directors.

3.             Transfer of Common Stock.  The Common Stock to be delivered hereunder, or any interest therein, may be sold, assigned, pledged, hypothecated, encumbered, or transferred or disposed of in any other manner, in whole or in part, only in compliance with the terms, conditions and restrictions as set forth in the governing instruments of the Company, applicable federal and state securities laws or any other applicable laws or regulations and the terms and conditions hereof.

4.             Expenses of Issuance of Common Stock.  The issuance of stock certificates hereunder shall be without charge to the Employee.  The Company shall pay, and indemnify the Employee from and against any issuance, stamp or documentary taxes (other than transfer taxes) or charges imposed by any governmental body, agency or official (other than income taxes) by reason of the issuance of Common Stock.

5.             Withholding.  No later than the date of vesting of (or the date of an election by the Employee under Section 83(b) of the Code with respect to) the Award granted hereunder, the Employee shall pay to the Company or make arrangements satisfactory to the Committee regarding payment of any federal, state or local taxes of any kind required by law to be withheld at such time with respect to such Award and the Company shall, to the extent permitted or required by law, have the right to deduct from any payment of any kind otherwise due to the Employee, federal, state and local taxes of any kind required by law to be withheld at such time.  The Employee may elect to have the Company withhold Common Stock to pay any applicable withholding taxes resulting from the Award, in accordance with any rules or regulations of the Committee then in effect.

6.             References.  References herein to rights and obligations of the Employee shall apply, where appropriate, to the Employee’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Agreement.

7.             Notices.  Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:

If to the Company:

Investment Technology Group, Inc.
380 Madison Avenue

New York, NY 10017

Attn.: General Counsel

If to the Employee:

At the Employee’s most recent address shown on the Company’s corporate records, or at any other address at which the Employee may specify in a notice delivered to the Company in the manner set forth herein.

8.             Costs.  In any action at law or in equity to enforce any of the provisions or rights under this Agreement, including any arbitration proceedings to enforce such provisions or rights, the unsuccessful party to such litigation or arbitration, as determined by the court in a final judgment or decree, or by the panel of arbitrators in its award, shall pay the successful party or parties all costs, expenses and reasonable attorneys’ fees incurred by the successful party or parties (including without limitation costs, expenses and fees on any appeals), and if the successful party recovers judgment in any such action or proceeding such costs, expenses and attorneys’ fees shall be included as part of the judgment.

9.             Further Assurances.  The Employee agrees to perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement, including but not limited to all acts and documents related to compliance with federal and/or state securities laws.

10.           Counterparts.  For convenience, this Agreement may be executed in any number of identical counterparts, each of which shall be deemed a complete original in itself and may be introduced in evidence or used for any other purposes without the production of any other counterparts.

11.           Governing Law.  This Agreement shall be construed and enforced in accordance with Section 10 of the Plan.

12.           Entire Agreement.  This Agreement, together with the Plan, sets forth the entire agreement between the parties with reference to the subject matter hereof, and there are no agreements, understandings, warranties, or representations, written, express, or implied, between them with respect to the Award other than as set forth herein or therein, all prior agreements, promises, representations and understandings relative thereto being herein merged.

13.           Amendment; Waiver.  This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance.  Any such written instrument must be approved by the Committee to be effective as against the Company.  The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same.  No waiver by any party of the breach of any term or provision contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

14.           Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

Investment Technology Group, Inc.

By:
Name: Raymond L. Killian, Jr.
Title: CEO and President